UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 8, 2010
JETBLUE AIRWAYS CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State of Other Jurisdiction of Incorporation)

000-49728 (Commission File Number)	87-0617894 (I.R.S. Employer Identification No.)

118-29 Queens Boulevard, Forest Hills, New York (Address of principal executive offices)	11375 (Zip Code)
(718) 286-7900
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On November 8, 2010, the Board of Directors of JetBlue Airways Corporation (the “Company”, we or us) increased the number of members of the Board of Directors to eleven and appointed retired General Stanley A. McChrystal to fill the newly created vacancy. Gen. McChrystal, age 56, was one of the nation’s most accomplished military leaders. A 34-year U.S. Army veteran of multiple wars, Gen. McChrystal commanded the U.S. and NATO’s security mission in Afghanistan, served as the director of the Joint Staff and was the Commander of Joint Special Operations Command, where he was responsible for the nation’s deployed military counter terrorism efforts.
Gen. McChrystal is a graduate of the United States Military Academy at West Point, the United States Naval Command and Staff College and was a military fellow at both the Council on Foreign Relations and the Kennedy School of Government at Harvard University. Currently the General is teaching a seminar on leadership at the Jackson Institute for Global Affairs at Yale University and serves alongside his wife Annie on the Board of Directors for the Yellow Ribbon Fund, a non-profit organization committed to helping wounded veterans and their families.
Our Board of Directors does not expect to appoint Gen. McChrystal to a committee at this time. There are no arrangements or understandings between Gen. McChrystal and any other persons pursuant to which Mr. McChrystal was selected as a director and there are no transactions in which Gen. McChrystal has an interest requiring disclosure under Item 404(a) of Regulation S-K. Gen. McChrystal will be compensated in accordance with the Company’s publicly disclosed director compensation policies.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JETBLUE AIRWAYS CORPORATION (Registrant)
Date: November 12, 2010	By:	/s/ DONALD DANIELS
Vice President and Controller
(principal accounting officer)